UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a- 6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Semtech Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2006

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California, 93012 on Thursday, June 15, 2006 at 1:00 p.m., Pacific Daylight Savings time, for the following purposes:

1.	To elect eight Directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accountant for the Company.

3.	To transact any other business which may properly come before the Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 21, 2006. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

This Proxy Statement, proxy and the Company’s Annual Report to Stockholders are being mailed on or about May 12, 2006.

By Order of the Board of Directors

Suzanna Fabos
Secretary

May 8, 2006

Camarillo, California

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 15, 2006

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company”), 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at the Courtyard Marriott, 4994 Verdugo Way, Camarillo, California, 93012 on Thursday, June 15, 2006 at 1:00 p.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof. The Company is paying the cost of this solicitation of proxies. The mailing of proxy materials will commence on or about May 12, 2006.

Here is some important information regarding the Annual Meeting and this Proxy Statement:

What am I voting on?

(1)	To elect eight directors to hold office until the next Annual Meeting or until their successors are duly elected and qualified. The nominees are:

Mr. John D. Poe	Mr. James T. Lindstrom
Mr. Rockell N. Hankin	Mr. Mohan R. Maheswaran
Mr. Glen M. Antle	Gen. John L. Piotrowski USAF (Ret.)
Mr. James P. Burra	Mr. James T. Schraith

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company.

Who is entitled to vote?

Stockholders as of the close of business on April 21, 2006 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes.

How do I vote?

Indicate your voting preferences on the proxy, sign and date it, and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote FOR the two proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. You must return all proxies to ensure that all your shares are voted.

Who will count the vote?

Mellon Investor Services will tabulate the votes and act as inspector of election.

What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy constitutes a quorum for the Annual Meeting. As of the Record Date, 72,279,913 shares of Semtech Corporation common stock were issued and outstanding. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and “broker non-votes” are each included in the determination of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

How many votes are needed for approval of each item?

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting, meaning the eight nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors. The selection of our independent registered public accountant will be ratified if a majority of the votes present in person or by proxy are voted in favor of the proposal.

What percentages of stock do the directors and officers own?

Together, they own approximately 8.7% of Semtech common stock as of April 3, 2006. See the section titled “Beneficial Ownership of Securities.”

Who are the largest principal shareholders?

The chart in the section titled “Beneficial Ownership of Securities” sets forth each owner of greater than 5% of the Company’s common stock.

How do I receive additional copies of these proxy materials or obtain a copy of the Company’s Bylaws?

Any stockholder desiring additional proxy materials or a copy of the Company’s Bylaws should contact Suzanna Fabos, Secretary, Semtech Corporation at (805) 498-2111 or 200 Flynn Road, Camarillo, California 93012-8790.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of each of the nominated directors; and,

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2007.

General information about us can be found on our website at www.semtech.com. The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report filed with the Securities and Exchange Commission (“SEC”).

We make available free of charge, either by direct access on our website or a link to the SEC website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

We undertake to provide upon written request and without charge a copy of the Company’s annual report on Form 10-K for the fiscal year ended January 29, 2006, including financial statements and financial statement schedules, to any person whose proxy is solicited by this statement. Written requests should be directed to Suzanna Fabos, Secretary, 200 Flynn Road, Camarillo, California 93012-8790.

The information under the captions “Report of the Compensation Committee,” “Report of the Audit Committee,” and “Performance Graph” is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ELECTION OF DIRECTORS

(Proposal Number 1)

Eight directors are to be elected at the Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, have consented to be named, and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

NOMINEES FOR DIRECTORS

Name, Age as of June 15, 2006, and Positions	Principal Occupation, Business Experience, and Directorships
John D. Poe Age 54 Director since 1985 Chairman of the Board since 1998	Acting Chief Executive Officer of the Company from September 27, 2005 to April 3, 2006 and Chief Executive Officer of the Company from October 1985 to October 2003. Served as President of the Company from October 1985 until November 2002. Owner of Kirschbaum LLC, a private farming company.

Rockell N. Hankin Age 59 Director since 1988 Vice Chairman of the Board since 1998 Audit Committee Nominating Committee

Private Investor. Principal, Hankin & Co., a diversified business advisory firm, from June 1986 through December 2005.

Director of Sparta, Inc. and two private companies. Vice Chair of the Kavli Foundation.

Glen M. Antle Age 67 Director since 2002 Compensation Committee Chair Nominating Committee

Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chairman of the Board of Directors 1982 to 1989.

Director of Trident Microsystems, Inc., a company that designs, develops and markets integrated circuits, and Novas Software, a private company.

James P. Burra Age 63 Director since 1991 Audit Committee Chair

Chief Executive Officer of the Endural Division of Hoover Materials Handling Group, Inc. and its predecessor W. D. Adam Co., Inc., a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since June 1989.

Director of Hoover Group, Inc., the parent of Endural, and Earl Scheib, Inc., an operator of retail automobile paint and body shops. Chairman of Phi Delta Theta Educational Foundation.

James T. Lindstrom Age 60 Director since 2002 Audit Committee Nominating Committee Chair	Chief Financial Officer of eSilicon Corporation, a company that designs and manufactures custom semiconductor chips, since November 2005. From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. From May 2001 to August 2002, Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, one of the largest suppliers of electronic design technologies

Name, Age as of June 15, 2006, and Positions	Principal Occupation, Business Experience, and Directorships

methodology services and design services. From October 1999 to May 2001, Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market.

Director of Lexra, Inc., a private company.

Mohan R. Maheswaran Age 42 Director since April 2006

President and Chief Executive Officer of the Company since April 3, 2006. Executive Vice President, General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until his resignation in March 2006 to accept employment with the Company. From June 2001 to May 2002, Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Previously employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a Director for so long as he is its Chief Executive Officer and an incumbent Director, unless such nomination is prohibited by law or by any applicable listing standard. See “Arrangement with Mr. Maheswaran” on page 9.

John L. Piotrowski USAF (Ret.) Age 72 Director since 2002 Compensation Committee

Consultant on National Security Programs to aerospace corporations, Senior Advisor to aerospace corporations, the Air Force Research Lab, Joint National Integration Facility (JNIC), the Ground Based Midcourse Ballistic Missile Defense Program Manager, and Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then consulting employee of SAIC until retirement in February 2004. Previously, a member of the Defense Science Board and consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense (NORAD) Command and CINC U.S. Space Command from 1987 to 1990 and Vice Chief of Staff from 1985 to 1987.

Director of Sparta, Inc. and the Space Foundation.

James T. Schraith Age 48 Director since 1995 Compensation Committee

Private investor and consultant to technology companies since 2002. From 2000 to 2001, Chairman and CEO of Snap Appliances, Inc., a wholly-owned subsidiary of Quantum Corporation. Executive Vice President of Worldwide Sales & Corporate Marketing at Quantum Corporation from 1999 to 2000. President and CEO of ShareWave, Inc., a developer of wireless networking products from 1998 to 1999. Vice President and General Manager of the North America division of Compaq Computer from 1996 to 1998. Employed by AST Research, Inc. from 1987 to 1995, including as President and COO.

Director of eCullet, Inc., JiWire, Inc., Schilling Robotics., Sierra Logic, Inc., Scope iT and VisualCalc, Inc., all private companies. Former director of SONICblue, PurchasePro, and several other public and private technology companies.

CORPORATE GOVERNANCE

Independence

The Board is comprised of a majority of independent Directors. The Board has determined that Directors Antle, Burra, Hankin, Lindstrom, Piotrowski and Schraith are independent under the Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”), as well as in the assessment of the Board. The Board has determined that Directors Poe and Maheswaran do not meet the independence standards due to current or recent employment by the Company.

Code of Conduct

The Board has adopted a written Code of Conduct that applies to the Directors and everyone in the Company, including the Chief Executive Officer and Chief Financial Officer. The Code of Conduct is the Company’s written code of ethics under NASDAQ and SEC rules and was filed with the SEC as Exhibit 14 to the Company’s Form 10-K for fiscal year 2004 and is also posted on the Company’s website.

Time Commitment Guidelines

Directors are expected to devote sufficient time to the Board and its committees to carry out their duties and responsibilities effectively. It is expected that each Director will be available to attend all meetings of the Board and any committees on which the Director serves, as well as the Company’s annual meeting of shareholders.

The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of Directors. However, Directors are encouraged to limit the number of other boards on which they serve, in order to avoid the possibility of time or business conflicts and to maximize their participation and effectiveness on the Board.

Directors are expected to advise the Company in advance of accepting an invitation to serve on the board of another public company or any assignment to the audit committee or compensation committee of the board of any public company.

To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities to the Company, Directors are subject to the following limitations unless the Board determines that simultaneous service on additional boards would not impair the Director’s ability to serve effectively on the Company’s Board:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies

•	All other Directors may serve on the boards of no more than four other public companies

The Nominating Committee takes into account the nature and time involved in serving on other boards when assessing director candidates.

Meetings

During the Company’s last fiscal year, the Board held six regularly scheduled meetings and five special meetings. During such fiscal year, each of the incumbent Directors, except Director Maheswaran, attended 75% or more of the sum of the number of such meetings plus the number of meetings of the committees of which such person was a member. The average attendance by these directors was 98%. Director Maheswaran was not a member of the Board during the last fiscal year. During fiscal year 2006, the Board also conducted some business by resolution without meeting, as provided in the Company’s Bylaws. The Board is scheduled to meet on a regular basis during the ensuing year.

During fiscal year 2006, the independent directors met quarterly in executive session without management and are scheduled to continue these quarterly meetings during the current fiscal year. The executive sessions are chaired by the Vice Chairman and are followed by a discussion among the independent directors and the Chief Executive Officer.

Attendance at Annual Meeting

All of the nominees for Director at the Annual Meeting of Stockholders held in June 2005 attended the meeting. The following policy has been adopted by the Board: The Company considers attendance at the Annual Meeting of Stockholders to be a fundamental duty of each Board member, as it provides an opportunity for shareholders to communicate directly with the Directors about issues affecting the Company. Therefore, it is the Company’s policy that Board members attend the Annual Meeting of Stockholders unless health, family or other important personal matters prohibit such attendance.

Committees

The Board has a standing Compensation Committee, a standing Audit Committee, and a standing Nominating Committee. Committee assignments and designations of Committee chairs are made annually by a vote of the Board at the organizational meeting of Directors held in conjunction with the Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee, which met six times during fiscal year 2006, is comprised of Directors Antle, Piotrowski and Schraith. Director Antle serves as chair. The Board has determined that each member of the Compensation Committee is independent as defined by NASDAQ rules. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers, in accordance with NASDAQ rules. The Compensation Committee’s responsibilities are set forth in its charter, which has been established by the Board. A copy of the Compensation Committee’s charter was attached as Appendix A to the Proxy Statement for the Annual Meeting held in 2005 and is posted on the Company’s website.

Audit Committee

The Audit Committee is comprised of Directors Hankin, Burra, and Lindstrom, with Director Burra serving as chair. The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members. The Board has also determined that Directors Hankin, Burra, and Lindstrom are financially sophisticated as defined by NASDAQ rules and audit committee financial experts as defined by SEC rules.

The Audit Committee met five times during fiscal year 2006. The Audit Committee’s responsibilities include appointing and overseeing the engagement of the Company’s independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company’s significant accounting policies; reviewing the independent accountant’s assessment of the adequacy of the Company’s internal controls; and reviewing and approving the financial statements to be included in the Company’s Annual Report on Form 10-K. The Audit Committee meets periodically with the Company’s independent accountant without the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SECs Standards of Professional Conduct

for Attorneys. The current responsibilities of the Audit Committee are more fully described in its written charter. The charter was included as Appendix B to the Company’s Proxy Statement for the Annual Meeting held in 2005 and is posted on the Company’s website.

The Audit Committee has also adopted a policy regarding pre-approval of services to be provided by the Company’s independent public accountant, which is described under the heading “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services “ on page 24, and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described under the heading “Contacting the Board of Directors” on page 11.

Nominating Committee

The Nominating Committee is comprised of Director Antle, Director Hankin and Director Lindstrom, who serves as chair. The Board has determined that each member of the Nominating Committee is independent as defined by NASDAQ rules.

The Nominating Committee, which met once during fiscal year 2006, is charged with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and selecting, or recommending to the Board for selection, the director nominees. The Nominating Committee’s responsibilities are specified more fully in its charter, which is included as an Appendix to this Proxy Statement (the “Appendix”) and which is also posted on the Company’s website at www.semtech.com. Also see Nomination of Candidates for the Board of Directors under “Contacting the Board of Directors” on page 11.

Director Compensation

Directors who are Company employees are not paid fees or additional compensation for attending Board or committee meetings. Chief Executive Officer Mohan Maheswaran is currently the only employee on the Board. Set forth below is a summary of the current compensation arrangements for non-employee members of the Board (“Outside Directors”). These arrangements were in place throughout fiscal year 2006.

Stock Options in Lieu of Cash Retainer and Meeting Fees

In continuation of a policy established in 1998, the compensation program for our Outside Directors is equity based. The program we use was developed by an independent consulting firm and was established to align the interests of the Board with those of stockholders, to reduce the expense associated with director compensation and to attract and retain high quality directors.

On December 5, 2002, a stock option grant was made to each then Outside Director in lieu of a cash retainer and meeting fees for the period July 15, 2003 through July 15, 2008. The number of options was computed by multiplying the forgone cash compensation over the five-year period of service by four (multiplier), and then dividing that amount by the Company’s stock price on the date of grant, to compute the number of options to be granted. The multiplier was set to recognize the relative risk of taking stock options, compared to cash compensation. The annual cash compensation foregone was set at $30,000 for Vice Chairman Hankin and at $20,000 for each other Outside Director. Using this formula, Vice Chairman Hankin was granted 46,047 stock options and Directors Antle, Burra, Lindstrom, Piotrowski and Schraith were each granted 30,698 stock options.

The vesting period for these options began on July 15, 2003. Twenty percent of the options vest each year, but the annual vesting will not occur, and that portion of the award will be forfeited, if a Director does not attended three of the four most recent regularly scheduled meetings for that year, with certain exceptions. These options are governed by the terms of the Company’s Long Term Stock Incentive Plan (“Plan”) approved by the stockholders in June 1998 and on file with the SEC. Upon a change in control, as defined in the Plan, these options become fully vested and the Directors will have the right to exercise them immediately.

Director Poe’s status changed to that of an Outside Director in October 2003. In lieu of cash retainers and meeting fees for the period from October 6, 2003 through July 15, 2008, Director Poe was granted an option for 45,960 shares of the Company’s stock, based on the same formula used for the December 2002 grants to other Outside Directors, taking into account the period of service is less than five years. Taking into consideration the leadership role of the Chairman, the annual cash compensation foregone was set at $50,000. These options are subject to the same 20% vesting schedule and other terms and conditions as the options granted to the other Outside Directors for service through July 15, 2008.

Semi-annual Stock Option Grants

Each January 1 and July 1, each Outside Director also receives a stock option to purchase 5,000 shares of the Company’s common stock at the market price as of the date of grant. These options vest in four equal annual installments beginning on the first anniversary of the grant and are governed by the terms of the Plan. Upon a change in control, as defined in the Plan, these options become fully vested and the Directors will have the right to exercise them immediately.

Insurance

Outside Directors are covered by a travel accident policy maintained by the Company for officers and employees.

Reimbursement of Expenses

Outside Directors are reimbursed for expenses related to Board membership.

Arrangements with Mr. Poe

In addition to the compensation provided to Outside Directors generally, the following arrangements were made with Mr. Poe upon his termination of employment and change to Outside Director status in October 2003:

He is entitled to continue participation in Company-sponsored medical and dental plans on an individual or family basis, as he elects, until he reaches the age of sixty-five. The Company is not obligated to provide any insurance not available to Company employees generally and the allocation of premiums between the Company and Mr. Poe is calculated in the same manner as for Company employees generally. Mr. Poe pays his allocated portion of the premiums on an annual basis. During fiscal year 2006, the Company’s share of the cost to maintain this insurance coverage for Mr. Poe was approximately $7,800.

Should Mr. Poe leave the Board in good standing prior to the final vesting date for employee stock options awarded him prior to October 6, 2003, and if he so requests, the Company will employ him on a part time basis from the date he ceases to be a Director until September 21, 2007 on such terms and conditions as the Compensation Committee may then establish.

The Company continues to provide to Mr. Poe, without charge, a computer, cell phone and similar items for use on Company business. As with cell phones provided to employees, the Company permits personal use of the phone without reimbursement. The cost to the Company, if any, is negligible.

During fiscal year 2006, the Company continued to pay premiums of about $229 per month for supplemental life insurance benefits for Mr. Poe.

Mr. Poe served as acting Chief Executive Officer on an interim basis from September 27, 2005 until April 3, 2006 when Mr. Maheswaran assumed the role. To assist with the transition, Mr. Poe remained in a paid advisory capacity until April 28, 2006. Mr. Poe’s compensation for these services is presented in this Proxy Statement under the heading “Executive Compensation”.

New Directors

Any new Outside Director who joins the Board will receive an initial grant of an option to purchase 10,000 shares of the Company’s common stock, on such terms and conditions as may be specified at the time of the grant.

Indemnification

The Company indemnifies all Directors with respect to their service on the Board so that they will be free to carry out their responsibilities without undue concern about personal liability. Indemnification of Directors is required under the Company’s Bylaws and the Company has signed agreements with each Director contractually obligating it to provide this indemnification. The form of these indemnification agreements is attached as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2005.

Director Orientation and Continuing Education

Each Director is expected to take steps reasonably necessary to enable the Director to function effectively on the Board and Committees on which the Director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each Director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance.

In addition to presentations by Company executives regarding their various business units and functional areas, the Company periodically allocates Board meeting time to receive updates on corporate governance issues, including legal and regulatory changes and “best practices.” The Company provides each Director with membership in the National Association of Corporate Directors and each Director is highly encouraged to participate annually, at the Company’s expense, in an accredited director education program. During fiscal year 2006, several of the Directors participated in director roundtables, institutes, and other outside education programs.

The policy calls for an orientation program to be provided when new Directors join the Board. This program is to provide information to enable the new Directors to gain an understanding of the operations, management, and finances of the Company and is to address Director responsibilities and the Company’s corporate governance procedures and practices. The orientation for Director Maheswaran was provided in April 2006.

Compensation Committee Interlocks and Insider Participation

Directors Antle, Piotrowski and Schraith currently comprise the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2006, an officer or employee of the Company or any of its subsidiaries; or was formerly an officer of the Company or any of its subsidiaries. During fiscal year 2006, no executive officer of the Company served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of the Company.

Arrangement with Mr. Maheswaran

Mr. Maheswaran joined the Company on April 3, 2006 (“Start Date”) as President and Chief Executive Officer, as contemplated by the written offer of employment (“Offer Letter”) he accepted as of March 12, 2006. He also joined the Board as of the Start Date.

The Offer Letter provides that Mr. Maheswaran will be able to terminate his employment for Good Reason, and be entitled to severance benefits from the Company as described below, if the Company fails to nominate him to stand for election as a Director for so long as he is the Company’s Chief Executive Officer and an incumbent Director, unless such nomination were prohibited by law or by any listing standard applicable to the Company.

The Offer Letter is attached as Exhibit 10.1 to the Form 8-K filed by the Company on March 14, 2006 (“March 8-K”).

Key elements of the compensation package provided by the Offer Letter are:

•	an annual base salary of $400,000

•	participation in the Company’s Cash Bonus Incentive Plan, with an annual target award level of 125% of base salary upon attainment of individual goals and the Company’s Annual Business Plan and the opportunity to increase the award to 200% of base salary upon attainment of individual goals and the Company’s stretch goal Annual Business Plan (with a guaranteed minimum fiscal year 2007 bonus equal to 50% of base salary, pro-rated for the number of months employed during fiscal year 2007).

[Note: Mr. Maheswaran is eligible to earn up to approximately 160% of his target award (200% of base salary) if, as stated above, his personal objectives are achieved and the Company achieves its stretch goal Annual Business Plan. Mr. Maheswaran’s maximum possible bonus for fiscal year 2007 under the plan would be 205% of target (256.25% of base salary) if the stretch goal Annual Business Plan were exceeded and/or if the Compensation Committee exercised its discretion under the Plan to adjust the award. Additional information regarding this bonus plan is provided in the March 8-K.]

•	participation in the Semtech Executive Compensation Plan, a non-qualified deferred compensation plan, with the opportunity to annually defer 100% of base salary and receive Company matching of the first 20% of the deferrals

•	four weeks of vacation annually

•	auto allowance

•	participation in broad-based benefit plans and programs generally available to the Company’s salaried employees

•	relocation assistance, including a gross-up to offset any tax liability for any imputed income

•	reimbursement of up to $15,000 for legal fees in connection with negotiation of the Offer Letter.

As anticipated by the Offer Letter, on the Start Date the Company made the following equity awards (“Equity Awards”) to Mr. Maheswaran in accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv):

•	a restricted stock award of 100,000 shares of the Company’s common stock. 25% of the shares will vest on April 3, 2007, with one-sixteenth of the total shares vesting on the first business day of the eighth week of each fiscal quarter thereafter.

•	a time-vested option to purchase 250,000 shares of the Company’s common stock at an exercise price of $17.89 per share, the closing price of the stock on March 31, 2006, the trading date immediately preceding the grant date. This non-qualified stock option has a six year term and vests in four equal annual installments beginning April 3, 2007.

•	a performance-vested option to purchase 250,000 shares of the Company’s common stock at an exercise price of $17.89 per share, the closing price of the stock on March 31, 2006, the trading date immediately preceding the grant date. This non-qualified stock option has a six year term and is subject to vesting on each of the first six annual anniversaries of the grant date based on annual EPS (as defined in the award agreement) growth as compared to annual EPS growth of a Peer Group (as defined in the award agreement).

The Offer Letter provides for the following severance benefits for Mr. Maheswaran if the Company terminates his employment other than for death, disability, or Cause (as defined in the Offer Letter) or Mr. Maheswaran resigns for Good Reason (as defined in the Offer Letter) within 30 days of an event that constitutes Good Reason:

•	twelve months of base salary

•	up to 12 months of medical, dental, life, and long-term disability insurance (or cash equivalent)

•	to the extent not already vested, an additional 25% of each Equity Award will become fully vested

The above severance benefits are contingent upon Mr. Maheswaran’s execution of a release agreement (“Release”), the form of which is attached to the Offer Letter, and are in consideration of his agreement to comply with the restrictive covenant contained in the Offer Letter regarding employment with or consultation for the Company’s competitors.

The Offer Letter provides the following severance benefits for Mr. Maheswaran if within twelve months of a Change in Control (as defined in the Offer Letter) the Company terminates his employment other than for death, disability or Cause or he resigns for Good Reason within 30 days of an event that constitutes Good Reason:

•	two times annual base salary

•	two times annual target bonus

•	pro-rated target bonus for the fiscal year of the termination

•	up to twenty-four months of medical, dental, life, and long-term disability insurance (or cash equivalent)

•	to the extent not already vested, all of the Equity Awards would become fully vested

•	to the extent any severance payment after a Change in Control is subject to an excise tax, a gross-up payment with respect to the excise tax

These Change in Control severance benefits are contingent upon Mr. Maheswaran’s execution of a Release.

The foregoing description of the terms of the Offer Letter and Equity Award Agreements does not purport to be complete and is qualified in its entirety by Offer Letter attached as Exhibit 10.1 to the March 8-K and the Equity Award Agreements attached as exhibits to the Form 8-K filed by the Company on April 5, 2006.

CONTACTING THE BOARD OF DIRECTORS

Nomination of Candidates for the Board of Directors

The Nominating Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions for the 2007 Annual Meeting must be received no later than January 8, 2007; must otherwise be made in accordance with the procedures set forth in Section D of the Appendix; and must include all information specified in that section. The Nominating Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in the Appendix, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors and that, absent special circumstances, the Nominating Committee will not consider other candidates when a qualified incumbent consents to stand for re-election. See the Appendix for more information on the nominating process.

Shareholder Proposals

The Company must receive stockholder proposals for the 2007 Annual Meeting no later than January 12, 2007 in order to be considered for inclusion in the Company’s proxy materials. Furthermore, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to come properly before the Company’s 2007 Annual Meeting if such proposal is not received by the Company by March 28, 2007. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to the Chief Financial Officer, Chief Executive Officer or the Corporate Counsel. Employees may also report concerns regarding Accounting Matters anonymously directly to the Audit Committee via the confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee c/o the Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Other Business Matters

A process for security holders to send communications to the Board, including procedures for collecting, organizing, and otherwise handling such communications, has been adopted by a majority of the independent members of the Board. Security holders may communicate with the Board, or any Committee or Director, about Company business by writing to such party in care of the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790. Security holders are encouraged to include evidence of their holdings with their communications.

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return

This chart and graph show the value of a $100 cash investment on the last day of fiscal year 2001 in (i) the Company’s Common Stock, (ii) the NASDAQ Stock Market—U.S., and (iii) the NASDAQ Electronic Components Stocks. All values assume reinvestment of all dividends and are calculated as of the last day of each of our fiscal years. Note that historic stock price performance is not necessarily indicative of future stock price performance.

Fiscal year	FY 2001	FY 2002	FY 2003	FY 2004	FY 2005	FY 2006
Semtech Corporation	$100	$124	$48	$96	$66	$70
Nasdaq Stock Market—U.S.	$100	$70	$49	$77	$74	$84
Nasdaq Electronic Components Stocks	$100	$62	$33	$66	$45	$51

BENEFICIAL OWNERSHIP OF SECURITIES

The chart below indicates the number of shares owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock. All information regarding shareholders who are not directors or officers is based on the Company’s review of information filed with the SEC on Schedule 13G. The information provided to the SEC is as of December 31, 2005.

This chart also shows the number of shares held as of April 3, 2006, and stock options exercisable within 60 days of such date, by each individual who served as the Company’s Chief Executive Officer during fiscal year 2006 and each of the four other mostly highly compensated executive officers of the Company for fiscal year 2006 (collectively, the “Named Executive Officers”); each Director; and by all Directors, Named Executive Officers and other executive officers as a group.

	Beneficial Ownership of Common Stock (1)
	Number of Shares	%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street, Baltimore, MD 21202	7,392,100	10.1

Capital Research and Management Company and SMALLCAP World Fund, Inc. (3) 333 South Hope Street, Los Angeles, CA 90071-1406	7,350,000	10.1

Franklin Resources, Inc. (4) One Franklin Parkway, San Mateo, CA 94403-1906	3,796,330	5.2

John D. Poe (5) (6) Chairman of the Board of the Company 200 Flynn Road, Camarillo, CA 93012-8790	2,682,701	3.7

Rockell N. Hankin, Vice Chairman of the Board (6)	474,358	*

Glen M. Antle, Director (6)	31,029	*

James P. Burra, Director (5) (6)	309,239	*

Jason L. Carlson, Former Director, Former Chief Executive Officer	0	*

James T. Lindstrom, Director (6)	51,029	*

Mohan R. Maheswaran (6) (7)	100,000	*

John L. Piotrowski, Director (6)	25,479	*

James T. Schraith, Director (6)	372,239	*

David G. Franz, Jr. (6) Vice President and Chief Financial Officer	943,602	1.3

Paul D. Peterson, Vice President (6)	157,500	*

Jeffrey T. Pohlman, Vice President (6)	379,650	*

J. Michael Wilson, Vice President (6)	220,500	*

All Directors and Executive Officers as a group (23 persons including those named above) (5) (6)	6,721,723	8.7

*	Less than 1%
(1)	Unless otherwise indicated below and subject to community property laws where applicable, each person has sole voting and investment power with respect to the shares listed.
(2)

As reported in Schedule 13G/A filed on February 14, 2006 by T. Rowe Price Associates (“Price Associates”). Price Associates reported that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the

Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates reported sole dispositive power for all 7,392,100 shares, sole voting power for 1,564,800 of the shares, and no shared voting power.

(3)	As reported in a joint Schedule 13G/A filed on January 10, 2006 by Capital Research & Management Company (“Capital”) and SMALLCAP World Fund, Inc. (“SMALLCAP”). Capital reported that it is an investment adviser to various investment companies, including SMALLCAP, and is deemed to be the beneficial owner of the reported shares, with sole voting and dispositive power as to all of the shares. SMALLCAP reported it is the beneficial owner of 5,900,000 of the reported shares, with no voting or dispositive power as to any of the shares.
(4)	As reported in Schedule 13G/A filed February 7, 2006 by Franklin Resources, Inc (“FRI”). The reported shares are held in investment companies or other managed accounts which are advised by Franklin Advisors, Inc. (“FA”), Franklin Templeton Portfolio Advisors, Inc. (“FTPA”), Franklin Templeton Investment Corp. (“FTIC”), Templeton Asset Management Ltd. (“TAML”), and Fiduciary Trust Company International (“FTCI”), investment advisory subsidiaries of FRI. FRI reported that (a) FA has sole voting power with respect to 2,218,410 shares and sole dispositive power with respect to 2,248,610 shares, (b) FTPA has sole dispositive and voting power with respect to 1,206,720 shares, (c) FTIC has sole voting and dispositive power with respect to 325,800 shares, (d) TAML has sole voting and dispositive power with respect to 14,800 shares, and (e) FTCI has sole dispositive and voting power with respect to 400 shares. FRI also reported that FTPA may hold some of the shares under various separately managed account investment management arrangements under which the underlying client may retain the power to vote the shares and, to the extent any underlying clients retain voting power, FTPA disclaims any power to vote those shares. FRI, FA, FTPA, FTIC, TAML, FTCI and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI, disclaim any economic interest in or beneficial ownership of the reported shares.
(5)	Mr. Poe disclaims beneficial ownership of 125,008 of the reported shares, as they are owned by his adult children. Mr. Burra and his spouse share voting and dispositive power with respect to 35,000 of the reported shares that are held in a revocable family trust. Other shares reported under “All Executive Officers and Directors as a group” may be held jointly by Executive Officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.
(6)	The number of shares shown in the table includes shares which could be acquired within 60 days of April 3, 2006 by the exercise of stock options:

Mr. Poe	1,154,891	Mr. Piotrowski	25,279
Mr. Hankin	469,358	Mr. Schraith	332,239
Mr. Antle	31,029	Mr. Franz	712,262
Mr. Burra	274,239	Mr. Peterson	157,500
Mr. Lindstrom	31,029	Mr. Pohlman	229,518
Mr. Maheswaran	0	Mr. Wilson	220,500
		All Directors and Executive Officers as a group	4,602,417

The ownership percentage is based on 72,400,389 shares outstanding as of April 3, 2006 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

(7)	Mr. Maheswaran was awarded a time-vested restricted stock award for 100,000 Shares as an inducement to join the Company. The restricted stock has not yet been issued and has not vested, but Mr. Maheswaran’s beneficial ownership thereof is reported here for the sake of completeness. See “Arrangement with Mr. Maheswaran” on page 9.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of June 15, 2006	Position
Mohan R. Maheswaran	42	President and Chief Executive Officer
David G. Franz, Jr.	44	Vice President, Finance and Chief Financial Officer
Kenneth W. Bauer	57	Vice President, Human Resources
John M. Baumann	38	Treasurer
Kevin P. Caffey	47	Vice President, Manufacturing and Quality
Alain Dantec	56	Vice President, Wireless and Sensing Products
Mark R. Drucker	42	Vice President, Test and Measurement Products
Suzanna Fabos	50	Corporate Counsel and Secretary
Stewart Kelly	61	Director, Advanced Communications
Lawrence A. King	47	Vice President of Engineering, Power Management Products
R. Nejo Necar	63	Vice President, Business Development
Michael S. Panesis	43	Vice President, Information Technology
Paul D. Peterson	43	Vice President, Sales and Marketing
Jeffrey T. Pohlman	56	Vice President, Protection Products
J. Michael Wilson	50	Vice President, Power Management Products

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer. He was Executive Vice President, General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Franz was elected Vice President of Finance and Chief Financial Officer when he joined us in August 1993 and also served as Secretary until November 2003. Prior to joining the Company, Mr. Franz was employed by Teradata Corporation, Wickes Companies and Arthur Andersen LLP. He also serves as a director of Semtech (International) AG and Semtech Switzerland GmbH, our wholly-owned subsidiaries in Switzerland; sole director of our wholly-owned subsidiaries Semtech Corpus Christi Corporation, Semtech Limited, Semtech New York Corporation, and Semtech San Diego Corporation; and an officer of some of these wholly-owned subsidiaries.

Mr. Bauer was appointed Vice President of Human Resources in May 2002. He was Vice President Human Resources at Line 6 Inc. from 2000 to 2001, Vice President Human Resources & Administration at eLinkCommerce.com during 2000, and Vice President, Human Resources & Facilities at Xircom, Inc. from 1995 to 2000. He has also held human resources positions at L.A. Gear and ARCO Products Company. He also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Baumann joined Semtech in 1993 and was elected Treasurer in 1994. Prior to joining Semtech, he held financial related positions with NCR Corporation and Teredata Corporation. He also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Caffey joined the Company in June 2004 as Vice President of Quality and Reliability. He was employed by LSI Logic Corporation from 1998 to 2004, last serving as Director of Worldwide Reliability. Mr. Caffey has also been employed by Symbios Logic, Hyundai Electronics America, AT&T and NCR Corporation.

Mr. Dantec joined us as result of the June 2005 acquisition of XEMICS S.A., where he was Chief Executive Officer from September 2001 to June 2005. Following the acquisition, he became Vice President of Wireless and

Sensing Products. Prior to joining XEMICS, he was the President and CEO of MHS SA in Nantes, France, a semiconductor company acquired by Atmel Corporation in 1998 and now known as ATMEL Nantes S.A, where he had been employed since 1979. Mr. Dantec also serves as a Managing Director of Semtech Neuchatel, our wholly-owned Swiss subsidiary that encompasses the Wireless and Sensing product line.

Mr. Drucker joined us as a result of the 1997 acquisition of Edge Semiconductor, where he was Director of Operations. He continued in that role until he was appointed Vice President, Test and Measurement Products in January 2002. He was previously employed by Brooktree, Analog Devices and Westinghouse Electric. He also serves as President of Semtech San Diego Corporation, our wholly-owned subsidiary that encompasses the Test and Measurement Product line.

Ms. Fabos joined us as Corporate Counsel in April 2000 and was elected Assistant Secretary in June 2000 and Secretary in November 2003. She had been employed in the legal department of Lockheed Martin Corporation for twelve years, where her last post was as Assistant General Counsel – Finance. She has also been employed by Owens-Illinois, Inc. and Coopers & Lybrand. She also serves as an officer of some of our wholly-owned subsidiaries.

Mr. Kelly joined the Company in 1997 as Director of Advanced Communications. He was previously employed by Brooktree/Rockwell, Intel Corporation, GTE Microcircuits, General Instruments Microelectronics and Honeywell Computer.

Mr. King was appointed Vice President of Engineering for Power Management Products in October 2005, after serving as Vice President of Engineering for Portable Products since February 2004. He joined the Company as the North Carolina Design Center Manager in 1998 and was named Vice President of Portable Products in April 2001. He was employed by Harris Semiconductor for 10 years, most recently as an Engineering Manager. He has also been employed by Texas Instruments.

Mr. Necar was appointed Vice President of Business Development in November 1999. He joined us in 1997 as Director of Business Development. Mr. Necar previously held engineering and marketing management positions with Exar and Interdesign.

Mr. Panesis joined the Company in October 2005 as Vice President of Information Technology. He was previously employed by Whitestone Research as Vice President of Product Development from October 2004 to October 2005 and by the WebALG division of DealerTrack as Vice President and General Manager from January 2001 to August 2004.

Mr. Peterson was appointed Vice President of Sales and Marketing in January 2002. He joined the Company in August 2000 as Vice President of North American Sales. Mr. Peterson worked for Advanced Micro Devices for 13 years, where he last served as Director of Sales, and has also been employed by Texas Instruments.

Mr. Pohlman was named Vice President of Protection Products in 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Wilson has headed our operations in Santa Clara, California since 1995 and was appointed Vice President of Computing and Industrial Power Products in May 2001. Mr. Wilson joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

All personnel listed above are employed on at-will basis. The Board elects officers annually and those elected serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes of ownership of Common Stock and other equity securities of the Company. Based solely on its review of the forms received by it, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 29, 2006, its officers and directors complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

The following table shows information regarding total compensation paid to each Named Executive Officer for services rendered to the Company in all capacities during each of the past three fiscal years:

SUMMARY COMPENSATION TABLE

	Fiscal Year	Annual Compensation			Long-Term (4)	All Other Compensation ($) (5)
		Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)	Stock Options Awarded (#) (2)
John D. Poe	2006	203,076	0	0	0	0
Acting CEO (1) (5) (6)	2005	0	0	0	0	0
	2004	266,829	61,968	4,791	119,956	142,468

Jason L. Carlson (1) (3) (5)	2006	231,540	0	—	0	251,291
Former President and CEO	2005	356,732	200,000	—	120,000	72,900
	2004	314,422	100,000	208,103	250,000	5,400

David G. Franz, Jr. (5)	2006	214,900	56,829	—	50,000	51,433
Vice President and CFO	2005	215,899	110,000	—	80,000	51,256
	2004	202,688	63,022	—	60,000	40,237

Paul D. Peterson (5)	2006	215,010	70,000	—	45,000	40,284
Vice President	2005	219,144	110,000	—	50,000	40,565
	2004	202,320	59,549	—	60,000	8,193

Jeffrey T. Pohlman (5)	2006	180,212	151,366		50,000	33,639
Vice President	2005	183,677	100,000	—	45,000	27,454
	2004	171,570	60,000	—	40,000	33,647

J. Michael Wilson	2006	200,075	62,867	—	40,000	38,011
Vice President	2005	203,923	70,000	—	40,000	38,575
	2004	200,075	25,507	—	50,000	8,866

(1)	Salaries for fiscal year 2006 reflect 26 pay periods, except for Mr. Carlson, whose compensation reflects his active employment for 17.2 pay periods, and Mr. Poe, whose compensation reflects service as Acting Chief Executive Officer for 8.8 pay periods. Salaries for fiscal year 2005 reflect 26.5 pay periods. Salaries for fiscal year 2004 reflect 26 pay periods, except for Mr. Poe, whose compensation in fiscal year 2004 reflects his employment during 18.5 pay periods.
(2)	The “Bonus” column shows the total bonus earned in the fiscal year that was determined and paid in the following fiscal year.
(3)	In accordance with SEC rules, disclosure is omitted where total “Other Annual Compensation” does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus. This category includes relocation expenses of $200,000 in fiscal year 2004 for Mr. Carlson.
(4)	No restricted stock awards or stock appreciation rights were granted. The Company does not have a long-term incentive plan that provides cash payments.
(5)	“All Other Compensation” includes

(a)	Company matching contributions to its 401K plan of $5,201 for Mr. Poe in fiscal year 2004 and in fiscal years 2006, 2005, and 2004, respectively, matching contributions of $6,771, $6,517, and $6,549 for Mr. Franz; $6,885, $6,523, and $5,624 for Mr. Peterson; $5,460, $5,236, and $5,733 for Mr. Pohlman; and $6,852, $6,924, and $6,502 for Mr. Wilson. Each of these individuals has more than three years of service with the Company and is thus fully vested in these matching contributions.

(b)	Company contributions to a now-terminated executive life insurance program in fiscal year 2004, of $30,324 for Mr. Franz and $25,746 on behalf of Mr. Pohlman;

(c)	Company matching contributions to its Executive Compensation Plan, which is a non-qualified deferred compensation plan, in fiscal years 2006, 2005 and 2004, respectively, of $48,600, $72,900 and $5,400 for Mr. Carlson; $44,662, $44,739 and $3,364 for Mr. Franz; $33,399, $34,041 and $2,569 for Mr. Peterson; $28,179, $22,218 and $2,168 for Mr. Pohlman; and $31,158, $31,651, and $2,364 for Mr. Wilson. When Mr. Carlson left the Company, he forfeited $45,900, $51,300 and $2,700 of the employer matching contributions made on his behalf in fiscal years 2006, 2005, and 2004, respectively.

(d)	Accrued vacation of $23,979 paid to Mr. Poe when he retired as CEO in fiscal year 2004 and $18,875 paid to Mr. Carlson upon termination of employment in fiscal year 2006; and

(e)	Severance paid in fiscal year 2006 to Mr. Carlson, in the form of a $63,000 lump sum payment and $120,816 in the form of salary continuation.

Mr. Carlson’s employment terminated by mutual agreement on September 27, 2005. In October 2005, the Company and Mr. Carlson executed an Agreement and Release (“Agreement”) under which Mr. Carlson received severance in the form of (a) a cash payment of $63,000 and (b) as contemplated by the parties when Mr. Carlson joined the Company in 2002, base salary continuation and continuation of health insurance and other standard benefits for twenty-six weeks. His termination date was postponed from September 27, 2005 until the end of the twenty-six-week continuation period, although he did not transact any Company business during that time. Vesting in the Semtech Executive Compensation Plan continued during the continuation period but vacation accrual and stock option vesting did not. The Agreement contains a release of claims by Mr. Carlson and restrictions on his post-employment activities, as contemplated by the parties in 2002. The Agreement also provides that Mr. Carlson is not entitled to any bonus under the Company’s Cash Bonus Incentive Plan for services in fiscal year 2006.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, which is attached as Exhibit 10.1 to the Form 8-K filed by the Company on October 14, 2005.

Mr. Carlson received the remainder of his continuation severance, approximately $58,000, in fiscal year 2007.

(6)	50,960 of the options granted to Mr. Poe in fiscal year 2004 relate to his service as non-employee Chairman of the Board. See the discussion under the heading “Director Compensation” on page 7.

OPTION GRANTS IN LAST FISCAL YEAR

This table gives information about stock options granted during fiscal year 2006 to the Named Executive Officers, including potential realizable values. The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($) (2)
					5%	10%
John D. Poe (3)	5,000.26%		$16.65	07/01/2015	$52,355	$132,679
	5,000.26%		$18.26	01/01/2016	$57,418	$145,509

Jason L. Carlson	0	—	—	—	—	—

David G. Franz, Jr.	50,000	2.65%	$15.54	09/29/2015	$488,651	$1,238,338

Paul D. Peterson	45,000	2.38%	$15.54	09/29/2015	$439,786	$1114,504

Jeffrey T. Pohlman	50,000	2.65%	$15.54	09/29/2015	$488,651	$1,238,338

J. Michael Wilson	40,000	2.12%	$15.54	09/29/2015	$390,921	$990,670

(1)	All grants shown above, except the grant of 10,000 options to Mr. Poe discussed in note (3) below, become exercisable in 25% increments on the first, second, third, and fourth anniversaries of the grant and are subject to a change-in-control provision whereby all unvested options will vest upon a termination or constructive termination of employment within a year of a change-in-control of the Company.
(2)	In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of the Company’s common stock appreciates from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. There is no assurance that these values represent the actual values of the options and the values shown should not be viewed as our predictions of the future value of the Company’s common stock.
(3)	The option grants to Mr. Poe relate to his service as non-employee Chairman of the Board. See the discussion under the heading “Director Compensation” on page 7.

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

The following table shows, as to the Named Executive Officers, information concerning (i) stock options exercised during the fiscal year ended January 29, 2006, and (ii) the number of unexercised options and the value of “in-the-money” unexercised options at January 29, 2006.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) (1)		Value of Unexercised In-the-Money Options at FY End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Poe (1)	50,000	$800,138	1,154,891	92,576	$11,963,512	$142,500

Jason L. Carlson	0	0	0	0	0	0

David G. Franz, Jr.	30,000	$551,213	712,262	152,500	$7,431,398	$384,725

Paul D. Peterson	0	0	113,750	121,250	$245,300	$133,100

Jeffrey T. Pohlman	0	0	229,518	113,750	$1,114,306	$313,625

J. Michael Wilson	0	0	213,000	115,000	$858,656	$293,575

(1)	Most options granted to employees prior to October 3, 2001 will vest and become exercisable upon a change in control, as defined in the applicable plan. All options granted to employees after October 3, 2001 will vest and become exercisable following a change in control only if, within one year, the employee is either terminated without cause or subject to a constructive termination. 70,960 of Mr. Poe’s unexercised options were granted to him as compensation for his services as a non-employee Director. Upon a change in control, as defined in the applicable plan, these options will become fully vested and he will have the right to exercise them immediately. See “Director Compensation” on page 7.
(2)	Based on the $19.06 per share closing price of the Company’s common stock on the NASDAQ National Market System on Friday, January 27, 2006.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews and evaluates the Company’s long-term strategy of employee compensation, endeavoring to ensure that compensation policies are designed to attract and retain key employees, motivate employees to achieve the Company’s business objectives, and align the interests of the Company’s executive management with the long-term interests of the Company’s shareholders. It seeks to ensure that high levels of individual performance are recognized and rewarded and that the compensation of employees is consistent with the levels of compensation of comparable companies, general economic conditions, and the Company’s performance.

Compensation Policies for Executive Officers

The Compensation Committee believes that a fair and motivating compensation program plays a critical role in the performance of the Company and, to that end, it reviews the program on an ongoing basis to evaluate its continued effectiveness. The Company’s overall financial performance is a significant consideration in establishing total compensation for the executive officers. The Compensation Committee believes that at the executive officer level, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance. Incentive compensation programs are intended to reinforce management’s commitment to enhancing profitability and stockholder value.

The Compensation Committee also evaluates the Company’s total compensation package in light of those of other analog and mixed-signal semiconductor companies of comparable size. Data from the competitive marketplace are employed to ensure that the Company’s executive compensation program as a whole is within the broad middle range of comparative pay for similar sized companies. The Compensation Committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. When deemed appropriate by the Compensation Committee, independent compensation and benefits consultants are retained to assist in evaluating the Company’s compensation programs. This provides additional insight and assurance that the programs are reasonable and appropriate to the Company’s objectives. Individual compensation for each executive officer is established by considering the comparative data and other relevant factors such as level of responsibility, prior experience, and the Compensation Committee’s subjective judgment as to the individual’s contribution.

Compensation Components

The Company’s executive compensation program was comprised of following principal components during fiscal year 2006:

•	Base Salary. In determining base salary, we consider the individual’s scope of responsibilities, years of experience, past and expected future contributions to the Company’s success, and other elements of the compensation package. We also consider industry and peer group comparisons. Salaries are benchmarked against median salaries for similarly situated executives of similar sized companies in the high technology industry.

The base salaries of the Named Executive Officers were not adjusted when we considered the issue early in fiscal year 2006, although the base salaries of two of the other executive officers were adjusted at that time. We considered the issue again early in fiscal year 2007 and, after considering various factors including competitive salary survey data and tally sheets of all elements of each individual’s compensation package, we increased the base salaries of the Named Executive Officers then on the payroll, other than Mr. Poe, and some of the other executive officers. The base salaries of the four Named Executive Officers had not been adjusted in more than two, and in one case more than three, years. The increases for the four Named Executive Officers ranged from 2.5% to 13.8%. See the Form 8-K filed by the Company on March 1, 2006.

•	Bonus. The Company maintains a Cash Bonus Incentive Plan under which executive officers and other key employees may earn annual cash bonuses based on performance. Targeted bonuses, and thus the amount of total compensation at risk, increase with the level of responsibility. The plan is intended to reward participant’s based on the achievement of measurable Company-wide and business unit-wide objectives and the individual’s attainment of personal goals related to technical, operational, financial or managerial matters. Goals are established and performance is evaluated quarterly. Additional information regarding the Cash Bonus Incentive Plan as it existed during fiscal year 2006 may be found in Exhibit 10.1 to the Company’s Form 10-K for fiscal year 2005.

Target bonuses for fiscal year 2006 ranged from 10% of base salary up to 100% of base salary for the Chief Executive Officer. As noted elsewhere in this Proxy Statement, neither Mr. Carlson nor Mr. Poe received a bonus for fiscal year 2006 performance. Early in fiscal year 2007, the other Named Executive Officers were awarded bonuses for fiscal year 2006 performance ranging from 38% to 120% of target, which equates to 26% to 84% of base salary.

In response to an increasingly visible disconnect between Company and business unit performance and awards under the plan, we amended and restated the plan effective for fiscal year 2007 in order to more closely align them. We believe these modifications will be beneficial in achieving the intent of the plan. We revised the manner in which Company and business unit performance contribute to the award calculation, but retained the quarterly establishment of goals and measurement of performance. We increased the available target award percentages (for example the Chief Executive Officer’s target bonus may be set anywhere in a range of from 70 to 150% of base salary) and increased the maximum award payable under the plan from 120% to 205% of the target award, thus providing the flexibility to design compensation packages with a higher at-risk element. We retained the discretion to adjust calculated awards. See the Form 8-K filed by the Company on March 1, 2006. For fiscal year 2007, the target bonuses for the Named Executive Officers, other than Mr. Carlson and Mr. Poe, range from 75% to 90%, with the maximum possible bonuses ranging from 153.75% to 184.5%.

Effective for bonuses earned in fiscal year 2006, we terminated the program under which executive officers could elect to receive up to 50% of their bonus in the form of stock options.

The Company does not maintain a long-term performance plan that pays cash bonuses. Long-term performance is motivated and compensated through the use of equity-based compensation.

•	Stock Options. Stock options are granted from time to time to executives and other employees to serve as a retention incentive and to directly link a portion of employee compensation to stockholders’ interest by providing motivation to maximize stockholder value. In granting options, the Compensation Committee takes into account the individual’s relative job scope, performance and contribution to the Company’s success; the outstanding options held by the individual; and the number of shares available for grant.

Most stock options granted since fiscal year 2001 vest in equal annual installments over four years, beginning on the first anniversary of the grant. In prior years, the Committee awarded some key employees options that vest based on performance; none were granted to individuals who were executive officers at the time of the grant. No performance-based options were awarded in fiscal year 2006.

Most options granted to employees prior to October 3, 2001 will vest and become exercisable upon a change in control, as defined in the applicable plan. All options granted to employees after October 3, 2001 will vest and become exercisable following a change in control only if, within one year, the employee is either terminated without cause or subject to a constructive termination.

•

Deferred Compensation. As a means of providing a retention incentive to executives and other key employees, the Company established the Semtech Executive Compensation Plan, a non-qualified deferred compensation plan, effective in January 2004. This plan was designed with the assistance of an outside compensation consulting firm. Under the plan, executives selected by the Committee, including the Named Executive Officers, may defer up to 100% of their salary, as defined by the plan. As currently implemented, the Company matches dollar for dollar up to the first 20% of employee contributions for the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer positions; up to the first 15% for participants at the Vice President level; and up to the first 10% for other participants. The plan also permits the Company to make other contributions on a discretionary basis. No discretionary contributions were made during fiscal year 2006. Amounts deferred by participants are immediately vested. Each company contribution vests separately in equal annual installments over four years, which maximizes the plan’s usefulness as a retention incentive.

The Company does not guarantee any rate of return on the compensation deferred by participants or on the matching contributions. Indeed, the participants may lose all or a portion of their deferred compensation or match. The deferred compensation and match are credited with earnings and investment gains and losses that mirror investments chosen by the participants from a selection of investment vehicles offered by the third-party plan provider. Amounts credited to participant accounts are not actually invested in these vehicles. Rather, participants are general creditors of the Company. The Company has purchased whole life insurance on the lives of certain of the participants that is intended to cover a majority of the payments expected to be made under the plan. These policies are held by a grantor trust that was established in connection with the plan. See footnote 12 to the Company’s consolidated financial statements included in the Company’s Form 10-K for fiscal year 2006.

•	Benefit Programs Available to Employees Generally. The Company’s executive officers are eligible to participate in broad-based benefit programs generally available to the Company’s salaried employees, including health, disability and life insurance programs and a qualified 401K plan.

•	Other. The Company reimburses employees for business-related expenses. Modest perquisites are provided for the Named Executive Officers and certain other executive officers and employees:

Company cars are not provided, but certain executive officers and employees, including the Named Executive Officers, are paid a monthly car allowance of $637.50, which includes an allowance for maintenance and insurance, and are reimbursed for actual gasoline expenses.

The Company provides cellular telephones and/or other communication devices to the Named Executive Officers and certain other executive officers and employees for business use. The Company permits personal use of these items without reimbursement. The incremental cost to the Company, if any, is negligible.

Mr. Franz receives one week of paid vacation in addition to paid vacation based on the schedule that applies to employees generally.

•	Indemnification. The Company indemnifies the Named Executive Officers and other executive officers with respect to their employment so that they will be free to carry out their responsibilities without undue concern about personal liability. This indemnification is required under the Company’s Bylaws and the Company has signed agreements with each executive officer contractually obligating it to provide this indemnification.

Chief Executive Officer Compensation

As a matter of Committee policy and in accordance with NASDAQ rules, the Chief Executive Officer is not present during Committee votes or deliberations concerning his compensation.

Mr. Carlson

Mr. Carlson served as the Company’s Chief Executive Officer from October 2003 until his employment was terminated by mutual agreement on September 27, 2005.

The base salary received by Mr. Carlson during fiscal year 2006 resulted from pre-employment negotiations with him in fiscal year 2003. The agreements reached with Mr. Carlson were approved by the Compensation Committee. As an inducement for Mr. Carlson to join Semtech as Chief Operating Officer, the Company agreed that should he be promoted to Chief Executive Officer, his annual salary would be increased by $50,000 to $350,000. This commitment regarding base salary was implemented when Mr. Carlson was elected to the CEO position in October 2003. Mr. Carlson’s base salary was not further adjusted during his tenure as Chief Executive Officer. Rather, we adjusted his total compensation package to provide the opportunity for him to earn more performance-based compensation. Specifically, the target bonus he could earn during fiscal year 2006 was increased from 80% to 100% of base salary.

In accordance with the terms of the Cash Bonus Incentive Plan, the Compensation Committee approves performance goals and objectives for the CEO each quarter and assesses his accomplishment of previously established objectives on a quarterly basis. The Company’s basic financial performance comprised a significant portion of the Chief Executive Officer’s objectives for each quarter during fiscal years 2005 and 2006, with the remaining elements reflecting other important financial, operational, technical and/or managerial matters. During fiscal year 2006, we awarded Mr. Carlson a bonus of $200,000 based on his performance during fiscal year 2005. The award was 71% of his target bonus, equating to 57% of his base salary. As noted below, Mr. Carlson did not receive a bonus for performance during fiscal year 2006.

Mr. Carlson was not awarded any stock options or other equity based compensation during fiscal year 2006.

The Company made matching contributions of $48,600 to the Semtech Executive Compensation Plan on Mr. Carlson’s behalf during fiscal year 2006, but they were forfeited when he left the Company.

In October 2005, the Compensation Committee approved an Agreement and Release between the Company and Mr. Carlson (“Agreement”) under which he received severance in the form of (a) a cash payment of $63,000 and (b) as contemplated by the parties when he joined the Company in 2002, base salary continuation and continuation of health insurance and other standard benefits for twenty-six weeks. Mr. Carlson’s termination date was postponed from September 27, 2005 until the end of the twenty-six-week continuation period, although he did not transact any Company business during that time. Vesting in the Semtech Executive Compensation Plan continued during the continuation period but vacation accrual and stock option vesting did not. The Agreement contains a release of claims by Mr. Carlson and restrictions on his post-employment activities, as contemplated by the parties in 2002. The Agreement also provides that Mr. Carlson is not entitled to any bonus under the Company’s Cash Bonus Incentive Plan for services in fiscal year 2006.

Mr. Poe

Mr. Poe served as acting Chief Executive Officer on an interim basis from September 27, 2005, until April 3, 2006 when Mr. Maheswaran assumed the role. To assist with the transition, Mr. Poe remained in a paid advisory capacity until April 28, 2006. We determined that Mr. Poe should be paid $50,000 per month for providing these services to the Company, but that he would not be entitled to any bonus or benefits by virtue of performing this work. Although this monthly pay is a significant increase from Mr. Poe’s base salary when he last served as Chief Executive Officer in fiscal year 2004, we believe it appropriate compensation for his willingness to interrupt his retirement and accept responsibility for the day to day operation of the Company.

Mr. Maheswaran

Mr. Maheswaran joined the Company as President and Chief Executive Officer on April 3, 2006. Although he did not serve during fiscal year 2006, we nevertheless provide some brief remarks with respect to his compensation program. The compensation program for Mr. Maheswaran was designed by the Compensation Committee with the guidance of an outside firm specializing in executive compensation matters and the Compensation Committee approved the final compensation package that resulted from arms-length negotiation with Mr. Maheswaran. The package is heavily weighted in favor of at-risk performance based compensation and includes the opportunity for a significant cash bonus if superior achievement is attained, time-vested restricted stock, time-vested stock options, and performance-vested stock options which vest based on the Company’s performance as measured against its peers. Additional information regarding Mr. Maheswaran’s compensation is provided on page 9 under the heading “Arrangement with Mr. Maheswaran”.

Tax Matters

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers may be deducted in a taxable year unless the compensation is commission or performance based, as those terms are defined by tax regulations. Stock options awarded under the Company’s stock option plans are intended to meet the requirements for deductible performance-based compensation. The Compensation Committee awarded inducement equity awards, within the meaning of NASDAQ rules, to Mr. Carlson in November 2002 (these options were never exercised) and to the Mr. Maheswaran in April 2006. Tax deductions for compensation related to these inducement equity awards may be limited in future years, depending on a number of factors, including the timing and amount of option exercises and IRS rules then in existence. The Compensation Committee believes the benefit of using inducement equity awards as a recruitment incentive to attract key executives outweighs the potential loss of tax deductions that may or may not occur in future years.

Respectfully submitted by THE COMPENSATION COMMITTEE

James T. Schraith	Glen M. Antle, Chair	John L. Piotrowski

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 29, 2006 with the Company’s management;

•	discussed with the Company’s independent auditor, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 29, 2006 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

Rockell N. Hankin	James P. Burra, Chair	James T. Lindstrom

INDEPENDENT ACCOUNTANT FEES

In connection with the audit of our financial statements for the fiscal year ended January 29, 2006 and the fiscal year ended January 30, 2005, we entered into engagement letters with Ernst & Young LLP (“EY”) which set forth the terms for EYs performance of the audit services. The agreements provide for alternative dispute resolution and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2006 and 2005 and for other audit and non-audit services for those years:

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$1,109,438	$1,052,295
Audit-Related Fees	2,828	0
Tax Fees	3,219	$18,099
All Other Fees	0	0

Total	$1,115,485	$1,060,394

The amounts in the table are net of (i) Value Added Tax assessed by some non-US jurisdictions on the amount billed by EY and (ii) approximately $51,573 and $38,000 paid to EY as reimbursement for out-of-pocket expenses associated with performance of these services for fiscal years 2006 and 2005, respectively.

Since the SEC rules regarding pre-approval first became effective in 2003, each new audit and non-audit engagement of EY has been approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception contained in the rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY’s performance of these services is compatible with the auditor’s independence.

Audit Fees. This category includes fees for the audit of the Company’s financial statements for fiscal years 2006 and 2005, reviews of the financial statements included in the Company’s Form 10-Qs for those fiscal years, and the audit of management’s assessment of internal control over financial reporting with respect to those fiscal years. Approximately $435,580 of the Audit Fees incurred in fiscal year 2006 and $545,000 of the Audit Fees incurred in fiscal year 2005 represent services associated with work related to internal controls required by Sarbanes-Oxley Section 404. This category also includes other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and include services that generally can only be provided by the Company’s independent accountant, specifically pre-approved assistance with SEC filings and comment letters and with applying financial accounting principles to specific transactions, totaling $3,050 in fiscal year 2006 and $8,800 in fiscal year 2005.

Audit Related Fees. This category consists of fees for assurance and related services, such as due diligence, that are traditionally performed by the Company’s independent accountant and are reasonably related to the performance of the audit or review of the Company’s financial statements. For fiscal year 2006, this category represents fees for services in connection with the acquisition of XEMICS SA. This work was pre-approved by the Audit Committee.

Tax Fees. For each fiscal year, this category consists of fees for assistance with German tax matters for the Company’s German subsidiary, including review of assessments and filing of returns. These engagements were pre-approved by the Committee.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor.

The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. In accordance with PCAOB Auditing Standard No. 2, all engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

APPROVAL OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2007. Ernst & Young has served as the Company’s independent public accountant since June 2002, replacing Arthur Andersen LLP. Ratification of the independent registered accountant is not required by the Company’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

APPENDIX

SEMTECH CORPORATION

NOMINATING COMMITTEE CHARTER

A.	As permitted by the Bylaws of Semtech Corporation (the Company”), the Board of Directors (“Board”) of the Company has established a standing Nominating Committee (“Committee”) whose authority and responsibilities are described by this Charter.

1.	The purpose of the Committee is to assist the Board by:

•	identifying and evaluating individuals qualified to become members of the Board, and

•	selecting, or recommending that the Board select, the director nominees.

2.	The Board shall annually appoint the Committee’s Chair and members. The Committee will be composed of no less than three Directors, each of whom satisfies the definition of “independent” under the listing standards of The Nasdaq Stock Market (Nasdaq).

3.	The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate.

4.	The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

The Committee will be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, and quorum and voting requirements that are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with any provision of this Charter, the Bylaws of the Corporation, or the laws of the State of Delaware.

5.	The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a search firm to assist in identifying director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

6.	The Committee will make reports to the Board and will propose any necessary action to the Board.

7.	The Committee will recommend to the Board director nominations to be presented for shareholder approval at the annual meeting and to fill any vacancies. Nominee recommendations made by the Committee are subject to selection by and approval of the Board.

B.	The Committee will observe the following procedures in identifying and evaluating candidates for the Board:

1.	The Committee shall consider that continuing service of qualified incumbents promotes stability and continuity, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who (a) continue to satisfy the criteria for membership on the Board, (b) the Committee believes to continue to make worthwhile contributions to the Board and (c) consent to continue to serve on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service by:

•	considering if the director continues to satisfy the minimum qualifications for director candidates;

•	assessing the performance of the director during the preceding term; and

•	determining whether there exist any special, countervailing considerations against re-nomination of the director.

3.	If the Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term and the Committee finds no reason, including considerations relating to the composition and functional needs of the Board as a whole, why the incumbent should not be re-nominated, then the Committee will propose the incumbent director for re-election.

4.	The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.	The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also engage a professional search firm to assist in identifying qualified candidates.

6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will:

•	assemble information on the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the minimum qualifications;

•	determine if the candidate possesses any of the specific qualities or skills that must be possessed by one or more members of the Board by law or listing regulation;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.	It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company’s senior management, and other members of the Board regarding the qualifications and suitability of candidates.

8.	In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will select a candidate who in its view is most suited for membership on the Board.

10.	In making its selection, the Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting.

11.	The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

C.	The Committee will use the following criteria in identifying and evaluating candidates for the Board, as the Board believes that its members must posses certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance:

All persons nominated to serve as a director of the Company should possess the minimum qualifications described below. These are only threshold criteria, and the Committee should also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

1.	Integrity. All candidates must be individuals of personal integrity and ethical character.

2.	Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

3.	Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

4.	Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor.

5.	Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

6.	Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

7.	Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of shareholders. In this regard, the following limitations are imposed on the Company’s directors:

•	Directors who are executive officers of the Company may serve on the boards of no more than two other public or private companies with the approval of the Board

•	Directors who are chief executive officers or senior executives of public corporations or large non-profit entities may serve on the Boards of no more than three other public companies

•	All other Directors may serve on the boards of no more than four other public companies

8.	Limited Exceptions. Under exceptional and limited circumstances, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its shareholders.

9.	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined by the relevant Securities and Exchange Commission (“SEC”) and National Association of Securities Dealers (“NASD”) rules;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under NASD rules;

•	at least one of the directors qualifies as an audit committee financial expert under SEC rules;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry or industries in which the Company conducts a substantial portion of its business or in related industries.

10.	Diversity. The Committee will seek to promote an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, and ethnicity.

D.	The Committee will fully and fairly consider, in the same manner in which it considers any other candidate for Board membership, any candidate submitted by a shareholder that adheres to the following procedure, provided however, that in evaluating shareholder-recommended nominees the Committee may consider the size and duration of the recommending shareholder’s equity interest in the Company and whether the recommending shareholder intends to continue holding that interest at least through the time of the annual meeting:

1.	Manner and Address for Submission. All shareholder nominating recommendations must be in writing, addressed to the Company in care of the Secretary at the Company’s headquarters. Submissions must be made by certified mail or commercial courier service (Federal Express, for example). Hand delivered or emailed submissions will not be considered.

2.	Information Concerning the Recommending Shareholders. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	The name and address, including telephone number, of the recommending shareholder;

•	The number of the Company’s shares owned by the recommending shareholder and the time period for which such shares have been held;

•	If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held; and

•	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of shareholders.

3.	Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company); and

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

4.	Relationships Between the Proposed Nominee and the Recommending Shareholder. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination.

5.	Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, or other persons with special interests regarding the Company.

6.	Qualifications of the Proposed Nominee. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Company for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

7.	Ability to Represent All Shareholders. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

8.	Consent to be interviewed and, if nominated and elected, to serve. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

9.	Timing for Submissions Regarding Nominees for Election at Annual Meetings. A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Company’s proxy statement for the annual meeting of shareholders for the current year.

10.	Shareholder Groups. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

August 2004

Rev Feb 2005

SEMTECH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints Mohan R. Maheswaran and David G. Franz, Jr., and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 15, 2006 at 1:00 p.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2.

(Continued and to be Signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees struck through
(1).	ELECTION OF DIRECTORS.	☐	☐
	01 Glen M. Antle 02 James P. Burra			FOR	AGAINST	ABSTAIN
	03 Rockell N. Hankin 04 James T. Lindstrom 05 Mohan R. Maheswaran 06 John L. Piotrowski 07 John D. Poe 08 James T. Schraith		(2). PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent registered public accountant for the current fiscal year.	☐	☐	☐
With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.
Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 15, 2006 and the Proxy Statement furnished herewith.

Stockholder’s Signature: Date:
Note: Please sign name exactly as imprinted above. When signing as attorney, administrator, executor, trustee or guardian, please give full title as such; if a corporation, sign in full corporate name by an authorized officer; and, if a partnership, sign in partnership name by authorized person. If more than one name appears hereon, all persons named should sign. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Δ FOLD AND DETACH HERE Δ